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GLENDA DORCHAK JOINS MELLANOX TECHNOLOGIES’ BOARD

SUNNYVALE, Calif. and YOKNEAM, ISRAEL – July 21, 2009 – Mellanox® Technologies, Ltd. (NASDAQ: MLNX; TASE: MLNX), a leading supplier of end-to-end connectivity solutions for data center servers and storage, today announced Glenda Dorchak has been appointed to the Company’s Board of Directors, effective July 20, 2009. Ms. Dorchak, a thirty year technology industry veteran, is currently Chief Executive Officer and Vice Chairman of VirtualLogix, Inc., a Sunnyvale, CA based provider of virtualization software for wireless and embedded devices. With the addition of Ms. Dorchak, the Company’s Board increases to 6 members.

Prior to January, 2009 when she joined VirtualLogix, Ms. Dorchak, 55, served as Chairman and Chief Executive Officer of Intrinsyc Software International, Inc. from August, 2006 to November, 2008. Prior to Intrinsyc, Ms. Dorchak was an executive with Intel Corporation from 2001 to 2006, including serving as Vice President and COO of Intel’s Communications Group; Vice President & General Manager of Intel’s Consumer Electronics Group and Vice President and General Manager of Intel’s Broadband Products Group. Prior to her tenure at Intel, she served as chairman and Chief Executive Officer of Value America, Inc., an online retailer that pioneered the sale of consumer products on the Internet. In 1999, Ms. Dorchak was named one of the “Top 25 Executives of the New Millennium” by Computer Reseller News, for growing Value America to a position of acknowledged industry leadership in online merchandising in the technology sector. From 1976 to 1998, Ms. Dorchak’s career was spent with IBM, both in IBM Canada and later with IBM Corporation based in Raleigh, NC, where she held executive positions with the IBM Personal Systems Group, including directorships with the Ambra Systems Group and IBM PC Direct North America.

“Glenda’s knowledge, experience and understanding of global markets will be tremendous assets to the Mellanox Board,” said Eyal Waldman, Chairman of the Board and Chief Executive Officer. “We are delighted to have a seasoned executive of Glenda’s stature join our Board and help us guide the company’s growth.”

Ms. Dorchak’s studies include course work at the University of Victoria, British, Columbia and various IBM management and executive education programs, including, the International Finance and Planning Middle Management School, Pace University (1987).

About Mellanox
Mellanox Technologies is a leading supplier of end-to-end connectivity solutions for servers and storage that optimize data center performance. Mellanox products deliver market-leading bandwidth, performance, scalability, power conservation and cost-effectiveness while converging multiple legacy network technologies into one future-proof solution. For the best in performance and scalability, Mellanox is the choice for Fortune 500 data centers and the world’s most powerful supercomputers.

Founded in 1999, Mellanox Technologies is headquartered in Sunnyvale, CA and Yokneam, Israel. For more information, visit Mellanox at www.mellanox.com.

Mellanox, ConnectX, InfiniBlast, InfiniBridge, InfiniHost, InfiniRISC, InfiniScale, and InfiniPCI are registered trademarks of Mellanox Technologies, Ltd. Virtual Protocol Interconnect and BridgeX are trademarks of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.